Exhibit 99.1

OmniComm Systems Acquires EDC Assets of Leading Phase I Clinical Software

Vendor - Logos Technologies, Ltd.

FT. LAUDERDALE, Fla., August 3, 2009 /PRNewswire-FirstCall/ — OmniComm Systems, Inc. (OTC Bulletin Board: OMCM), a leader in integrated electronic data capture (EDC) solutions for clinical trials announced today that the company has acquired the EDC assets of UK based, clinical software provider, Logos Technologies, Ltd. The acquisition will be operated by OmniComm’s UK subsidiary, OmniComm Ltd.

Logos’ exceptional software is used to collect clinical trial data gathered while conducting Phase I clinical trials. Phase I clinical trials are the first stage of the US or International regulatory approval process, in order to get new drugs and medical devices to the marketplace. The Logos software complements OmniComm’s TrialMaster® software, which is primarily used in later stage clinical trials. The Logos products cover all aspects of the Phase I process from subject recruitment and clinical workflow management to laboratory sample management. Regular EDC solutions for later stage trials do not include a pro-active data collection system, which is imperative for the very time-controlled data collection during many early stage clinical studies. There are only 3 commonly known Phase I EDC systems in the world that are capable of demonstrating this functionality.

“We look forward to becoming part of OmniComm,” said Simon Kemp, Logos Technology Ltd.’s Managing Director. “OmniComm’s team of industry professionals was a key factor in our decision making process. We have worked closely with OmniComm in the past with several joint clients and see this as an opportunity to enhance and fully integrate the Logos products with OmniComm’s eClinical solutions. Our clients, which include Top 10 Pharmaceutical, leading Academic and Clinical Research Organizations, will also benefit from working with a larger global company like OmniComm. ”

“We are pleased to add the Logos products and operations to the OmniComm team,” said Cornelis F. Wit, OmniComm’s President and CEO. “We believe that the addition of the Logos Phase I products is of importance for OmniComm Systems as it will broaden the scope of our integrated eClinical solutions offering. Only a very small number of EDC companies specialize in the Phase I market, therefore this acquisition represents an important addition to our overall corporate growth strategy; Larger pharmaceutical companies in particular will be a prime consumer of this product. This combined with our recent acquisition of eResearch Technology’s data capture unit, positions us well to offer our clients with a wide array of state of the art, cost-effective tools to capture and track outcomes of clinical trials.”

The Phase I trial sector is among the fastest growing segments of the clinical research industry, according to market research firm, Health Industry Insights. This growth naturally translates to the electronic data capture market, which they forecast will reach $120 million in 2010 for electronic data capture in the Phase I sector alone. Solutions for a Phase I specific environment must be developed to meet their unique needs and the Logos products are designed specifically for this need.

About Logos Technologies, Ltd.

Logos Technologies, Ltd. is one of the early pioneers in providing world-class solutions to pharmaceutical, contract research organizations and biotechnology companies with electronic data capture (EDC) and clinical management solutions needed to accelerate pharmaceutical research and development.

About OmniComm Systems, Inc.

OmniComm Systems, Inc. (www.OmniComm.com) provides customer-driven Internet solutions to pharmaceutical, biotechnology, research and medical device organizations that conduct life changing clinical trial research. OmniComm’s growing base of satisfied customers is a direct result of the company’s commitment to deliver products and services that ensure ease of use, faster study build, ease of integration and better performance. OmniComm’s client intuitive pricing model allows companies that range from small, to mid-size to large scale institutions to safely and efficiently capitalize on their clinical research investments. OmniComm Systems, Inc. has corporate headquarters in Ft. Lauderdale, Florida with offices in Bonn, Germany, Tula, Russia, California, Illinois, Connecticut, Georgia, New York, New Jersey, North Carolina, and Tennessee.

Safe Harbor Disclaimer

Statements made by OmniComm included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.